UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 26, 2005

StemCells, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19871	94-3078125
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3155 Porter Drive, Palo Alto, California		94304
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	650.475.3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

StemCells, Inc. (the "Company") has applied for inclusion on the Nasdaq National Market. As stated in the Company’s Form 10-Q and Form 10-Q/A for the second quarter of 2005, filed respectively on July 29 and August 1, 2005, the Company had total stockholders’ equity of $32 million at June 30, 2005. On July 1, 2005 the Company entered into a license agreement with ReNeuron Limited, a wholly-owned subsidiary of ReNeuron Group PLC, ("ReNeuron"), a UK-based biotechnology company. Under the terms of that license agreement, the Company received an equity interest in ReNeuron equal to 7.5% of ReNeuron’s fully diluted share capital, subject to certain anti-dilution protections, which shares are held as available-for-sale securities.

The Company believes that it will have stockholders’ equity of at least $30 million as of September 30, 2005, and that it meets all other initial listing criteria for inclusion on the Nasdaq National Market.

Apart from statements of historical facts, the text of this Current Report on Form 8-K constitutes forward-looking statements regarding, among other things, the Company’s beliefs regarding the amount of stockholders’ equity it will have as of September 30, 2005, whether or not it meets the initial listing criteria for inclusion on the Nasdaq National Market, and whether and when the Nasd will determine that it does meet such criteria. The forward-looking statements speak only as of the date of this filing. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in the forward-looking statements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

StemCells, Inc.

September 27, 2005	By:	Rodney K.B. Young

Name: Rodney K.B. Young
Title: Chief Executive Officer